EXHIBIT 23


                           INDEPENDENT ACCOUNTANTS' CONSENT


             The Board of Directors
             Statewide Financial Corp.:

             We consent to incorporation by reference in the Registration Statements (No. 33-96844) on Form S-8, (No. 33-09665) on
             Form S-8, (No. 333-46063) on Form S-8 and (No. 333-46065) on
             Form S-8 of our report dated January 26, 1998, relating to the consolidated statements of financial condition of Statewide Financial Corp. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended December 31, 1997 and 1996, and the nine-month period ended December 31, 1995 which report appears in the December 31, 1997 Annual Report on Form 10-K of Statewide Financial Corp.


                                                KPMG Peat Marwick LLP



             Short Hills, New Jersey
             March 26, 1998